                                                                     EXHIBIT 8.1


                 [LETTERHEAD OF FOSTER PEPPER & SHEFELMAN LLP]

                                     DRAFT

                           __________________ , 2002

Centennial Bancorp
One SW Columbia Street
Suite 900
Portland, Oregon 97258

Umpqua Holdings Corporation
200 SW Market Street
Suite 1900
Portland, Oregon 97201

      Re: Merger Pursuant to Agreement and Plan of Reorganization Among Umpqua Holdings Corporation, Umpqua Bank, Centennial Bancorp, and Centennial Bank

Ladies and Gentleman:

      We have acted as special counsel to Umpqua Holdings Corporation, an Oregon corporation ("Umpqua"), in connection with the proposed merger of Centennial Bancorp, an Oregon corporation ("Centennial"), with and into Umpqua (the "Holding Company Merger"), and the proposed merger of Centennial Bank, an Oregon state bank ("Centennial Bank"), with and into Umpqua Bank, an Oregon state bank ("Umpqua Bank") (the "Bank Merger"), pursuant to the terms of the Agreement and Plan of Reorganization dated as of July 22, 2002 (the "Merger Agreement") by and among Umpqua, Centennial, Umpqua Bank, and Centennial Bank.

      Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Foster Pepper & Shefelman LLP by Umpqua and Umpqua Bank, and by Centennial and Centennial Bank containing certain representations relevant to our opinion (the "Representations Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code"). The Holding Company Merger and Bank Merger are referred to collectively as the "Mergers."

      You have requested our opinion regarding certain federal income tax consequences of the Mergers. This opinion is given pursuant to Section 9.11 of the Agreement. In our capacity as special counsel to Umpqua in the Mergers, and for

Centennial Bancorp
Umpqua Holdings Corporation
September ____, 2002
Page 2

purposes of rendering this opinion, we have examined and relied upon the Registration Statement on Form S-4, and all amendments to that Registration Statement, as filed with the Securities and Exchange Commission, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatories.

      We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Mergers will be consummated at the Effective Date pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Date will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person is correct without such qualification. We have assumed that all parties to the Merger Agreement have complied with and will comply with all requirements under Oregon law applicable to the Mergers including Oregon Revised Statutes Chapter 60 and Oregon Revised Statutes Chapter 711 and all applicable regulations promulgated under such statutes.

      We have assumed that as to all matters for which a person or entity has represented that such person or entity does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occurring after the Effective Date may have an adverse impact upon the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Date in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service ("IRS") or any

Centennial Bancorp
Umpqua Holdings Corporation
September ____, 2002
Page 3

court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Mergers set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).

      On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

      1. The Holding Company Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and Umpqua and Centennial will be parties to such reorganization within the meaning of Section 368(b);

      2. The Bank Merger will constitute a reorganization within the meaning of
Section 368(a)(1) of the Code and Umpqua Bank and Centennial Bank will be parties to such reorganization within the meaning of Section 368(b);

      3. No gain or loss will be recognized by Umpqua, Centennial, Umpqua Bank, or Centennial Bank as a result of the Mergers;

      4. No gain or loss will be recognized by the shareholders of Centennial upon the exchange of Centennial Common Stock solely for shares of Umpqua Common Stock in the Holding Company Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares;

      5. Cash received by the shareholders of Centennial in lieu of fractional shares of Umpqua Common Stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302 of the Code, as if such fractional shares had been issued in the Holding Company Merger and then redeemed by Umpqua; each such shareholder will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder;

      6. Taxable gain (but not taxable loss) will be recognized by shareholders of Centennial who exchange their Centennial Common Stock for Umpqua Common Stock and cash in an amount equal to the lesser of (a) the difference between: (i) the fair market value of all Umpqua Common Stock and cash received in the exchange (other than cash received instead of a fractional share) and (ii) such shareholders' basis in their Centennial Common Stock and (b) the amount of cash received in the exchange (a portion of which might constitute a dividend rather than capital gain);

Centennial Bancorp
Umpqua Holdings Corporation
September ____, 2002
Page 4

      7. The aggregate tax basis in the shares of Umpqua Common Stock received by the shareholders of Centennial in the Holding Company Merger will be the same as the aggregate tax basis in their Centennial Common Stock exchanged in the Holding Company Merger, decreased by the amount of cash (except for cash, if any, received for any fractional share interests) received in the exchange, and increased by the amount of any gain recognized in the exchange;

      8. The holding period for the shares of Umpqua Common Stock received by the shareholders of Centennial will include the holding period for the shares of Centennial Common Stock exchanged therefor in the Holding Company Merger, provided that the shares of Centennial Common Stock are held as capital assets at the Effective Date;

      No opinion is expressed as to any federal income tax consequence of the Mergers except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      This opinion is being delivered to you solely in connection with the Merger Agreement and may be relied upon by Umpqua, Centennial, Umpqua Bank, and Centennial Bank and their respective shareholders. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                        Very truly yours,

                                        FOSTER PEPPER & SHEFELMAN LLP